Exhibit 10.1

Cardinal Health

Deferred Compensation Plan

Amended and Restated Effective as of January 1, 2009

Fourth Amendment

Background Information

A.	Cardinal Health, Inc. (“Cardinal Health”) established and maintains the Cardinal Health Deferred Compensation Plan (the “Plan”) for the benefit of participants and their beneficiaries.

B.	The Human Resources and Compensation Committee of the Board of Directors of Cardinal Health (the “Compensation Committee”) oversees the administration of the Plan and is authorized to amend the Plan. In addition, the Benefits Policy Committee (“BPC”) is authorized to amend the Plan, except as may affect the compensation of executive officers who are subject to Section 16 of the Securities Exchange Act of 1934, as amended (“Section 16 Officers”), in accordance with authority delegated by the Compensation Committee.

C.	The BPC, as to Participants who are not Section 16 Officers, and the Compensation Committee, as to Section 16 Officers, desire to amend the Plan to provide for a special one-time employer contribution to the Plan on behalf of certain Participants who have forfeited a portion of past employer contributions under the tax qualified retirement plan in connection with corrective actions under that plan.

D.	Section 7.1 of the Plan permits the amendment of the Plan at any time.

Amendment of the Plan

The Plan is hereby amended as follows, effective as of January 1, 2011:

1.	Section 3.2 of the Plan is hereby amended by the addition of the following at the end thereof:

“The Employer shall also make an additional matching contribution to the Accounts of certain Participants who have been required to forfeit Employer matching contributions under the Qualified Plan in connection with corrective actions under the Qualified Plan. Such contributions, if any, shall be in an amount equal to the Employer matching contribution forfeited under the Qualified Plan by an affected Participant and shall be made and allocated to the Accounts of affected Participants in the Plan Year during which such forfeitures occur. Any additional Employer matching contributions under the foregoing sentence shall be fully vested when made and subject to the distribution elections in effect with respect to the Participant’s Account as of the beginning of the Plan Year in which the contribution is made.”

2.	Section 3.4 of the Plan is hereby amended by the addition of the following at the end thereof:

“The Employer shall also make an additional contribution to the Accounts of certain Participants who have been required to forfeit Employer contributions (other than matching contributions) under the Qualified Plan in connection with corrective actions under the Qualified Plan. Such contributions, if any, shall be in an amount equal to the Employer contribution forfeited under the Qualified Plan by an affected Participant and shall be made and allocated to the Accounts of affected Participants in the Plan Year during which such forfeitures occur. Any additional Employer contributions under the foregoing sentence shall be subject to the vesting requirements applicable to Employer Contribution Credits and the distribution elections in effect with respect to the Participant’s Account as of the beginning of the Plan Year in which the contribution is made.”

3.	All other terms and provisions of the Plan shall remain unchanged.

CARDINAL HEALTH, INC.

By:	/s/ Carole S. Watkins

Title:	Chief Human Resources Officer

Date:	March 16, 2011

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